                                                                Exhibit (b)(1)
                                                                to Schedule TO
The Bank of Nova Scotia
San Francisco Agency
580 California Street, Suite 2100
San Francisco, CA, U.S.A. 94104
Mailing Address: P.O. Box 3716
San Francisco, CA U.S.A. 94119
Tel: (415) 986-1100
Fax: (415) 397-0791
Telex: 00340602
[Scotia Capital logo]


CONFIDENTIAL

August 28, 2000

Vincor International Inc.
441 Courtneypark Drive East
Mississauga, Ontario L5T 2V3

Attention:  Mr. Richard G. Jones,
            Executive Vice-President and Chief Financial Officer

                              ACQUISITION FACILITY
                                COMMITMENT LETTER

Dear Sirs:

You have advised that Vincor International Inc. ("Vincor") proposes to form (x) a Nevada general partnership (the "U.S. Borrower"), 99% of the partnership units of which will be owned by Vincor and the remaining 1% of the partnership units of which will be owned by a direct-wholly-owned Canadian subsidiary of Vincor ("Cdn Subco"), (y) the U.S. Borrower proposes to form a wholly-owned U.S. subsidiary ("Holdco") and (z) Holdco proposes to form a wholly-owned U.S. subsidiary ("Acquisitionco"). You have provided us with certain information regarding the proposed cash tender offer (the "Tender Offer") for all of the outstanding shares in the capital stock of R.H. Phillips, Inc. ("Phillips") by Acquisitionco (the acquisition of such capital stock (the "Shares") pursuant to such cash tender offer being referred to herein as the "Stage I Transaction") and the subsequent proposed transaction (the "Stage II Transaction") which will occur no later than the business day immediately following the initial extension of credit under the Acquisition Facility whereby Acquisitionco would merge with and into Phillips (the "Merger") with Phillips as the surviving corporation ("Newco") and, concurrently with the consummation of the Merger, Newco will effect a refinancing of all of the existing indebtedness of Phillips (except as may otherwise be agreed to by the Administrative Agent). The Stage I Transaction and the Stage II Transaction are collectively referred to herein as the "Transactions".

Based on our review of the information provided by you and our discussions with you, we understand that in order to provide the financing for the Transactions, as well as to provide for the funding of transaction expenses, you are interested in obtaining a commitment for a senior secured loan facility to be provided to the U.S. Borrower.

Page 2
August 28, 2000

Upon the terms and conditions set forth herein, Scotiabank is pleased to commit to provide to the U.S. Borrower the full amount of the Acquisition Facility and to act as the sole administrative agent for a separate syndicate of other financial institutions (together with Scotiabank, the "Lenders") which may commit to a portion of the Acquisition Facility. Scotiabank may solicit commitments to the Acquisition Facility from such other financial institutions which shall be reasonably acceptable to you in respective amounts sufficient to allow Scotiabank to achieve its desired hold level in the Acquisition Facility. Nonetheless, our commitments are not subject to syndication of any portion of the Acquisition Facility.

All references to dollar amounts herein and all attachments hereto shall be to United States dollars.

Our commitments hereunder are subject to:

(a) fulfilment of the terms and conditions set forth herein and in the term sheet annexed hereto as Annex I (the "Term Sheet");

(b) the fulfilment of the terms and conditions of the confidential fee letter dated the date hereof (the "Fee Letter");

(c) in Scotiabank's good faith determination (in substitution for any discretion of Acquisitionco), the fulfilment of all of the conditions to Acquisitionco's obligation to take up and pay for shares under the Tender Offer which are set out in the offering circular or in any support or lock up agreement relating to the Tender Offer; and

(d) Scotiabank's satisfaction that there shall be no competing offering, placement or arrangement of any debt securities of Vincor, the U.S. Borrower, Holdco, Acquisitionco or any subsidiary thereof prior to or during the syndication of the Acquisition Facility;

in which event we reserve the right to either terminate our commitments hereunder (and thereafter have no other or further obligations hereunder or in connection with the Acquisition Facility) or to propose alternative financing amounts or structures that assure adequate protection for Scotiabank and the Lenders.

You agree, by your signature below, to, and to cause each of the U.S. Borrower, Holdco and Acquisitionco to, actively assist us, in all commercially reasonable respects in the syndication of the Acquisition Facility, which assistance will require, among other things:

(a) provision of all information reasonably deemed necessary by Scotiabank to successfully complete our syndication efforts including, but not limited to, information and financial

Page 3
August 28, 2000

     analyses (the  "Financial  Analyses")  prepared by you, the U.S.  Borrower,
     Holdco,   Acquisitionco  or  on  your  or  their  behalf,  related  to  the
     Transactions; and

(b) assistance upon our request in the preparation of syndication memoranda and all other marketing materials to be used in connection with our syndication efforts. Such assistance shall also include your using, and causing each of the U.S. Borrower, Holdco, Acquisitionco and your and their subsidiaries to use, reasonable efforts to ensure that our syndication efforts benefit from your and their lending relationships. In addition, you agree to, and to cause the U.S. Borrower, Holdco, Acquisitionco and your and their subsidiaries to use reasonable efforts to, make certain of your and their members of management, as well as, to the best of your and their ability, your and their consultants and advisors, available during regular business hours to answer questions regarding the Transactions and the financing thereof (including, without limitation, pursuant to the Acquisition Facility).

By the execution of the Loan Documentation you, the U.S. Borrower, Holdco and Acquisitionco will each represent and covenant that, to the best of your and their knowledge:

(a) all factual information (the "Information") that has been made or will be made available to Scotiabank by you or them or on your or their behalf is, or will be, when furnished, complete and correct in all material respects and does not, or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement contained therein not materially misleading in light of the circumstances under which such statements are made; and

(b) the Financial Analyses that have been or will be made available to Scotiabank by you or them or on your or their behalf have been or will be prepared in good faith based upon reasonable assumptions; provided, however, that Scotiabank acknowledges that there is no assurance that actual results will correspond to any financial projections or forecasts contained in the Financial Analyses. In arranging the syndication of the Acquisition Facility we will use and rely on the Information and Financial Analyses without independent verification thereof and will not assume responsibility for the accuracy or completeness of such Information or Financial Analyses.

By your signature below you hereby agree, on terms and conditions provided in Annex II hereto, to indemnify and hold harmless Scotiabank, each other Lender committing to participate in the Acquisition Facility and each of our and their respective affiliates, directors, officers, agents and employees, whether or not definitive loan, guarantee and security documentation (collectively the "Loan Documentation") is ultimately executed and delivered or the transactions (including the Transactions) contemplated hereby are completed.

Page 4
August 28, 2000

This Commitment Letter and the Term Sheet are delivered to you with the understanding that neither this Commitment Letter, the Term Sheet, the Fee Letter nor the substance hereof or thereof shall be disclosed to any third party including other commercial or investment banks or advisers without our prior written consent except those in confidential relationships to you, such as your legal counsel or accountants or accountants, or as required by law or any court or governmental agency (and in each such event of permitted disclosure you agree promptly to inform us); provided, however, that after you have accepted this Commitment Letter in the manner provided below this Commitment Letter and Term Sheet may be (x) shown to Phillips and (y) filed with the Securities Exchange Commission in connection with the Tender Offer.

This Commitment Letter, the Fee Letter and the Term Sheet (including, without limitation, any Annexes, Appendices or Schedules attached thereto) constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. For certainty, this Commitment Letter, the Fee Letter and the Term Sheet supercede and replace the Commitment Letter dated August 18, 2000 issued by The Bank of Nova Scotia in connection with the Acquisition Facility (and the fee letter and term sheet in connection therewith).

This Commitment Letter, the Fee Letter and the Term Sheet shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. In no event shall any party to this Commitment Letter be liable for consequential damages.

If you agree with the following, please sign and return to us the enclosed copy of this Commitment Letter and the Fee Letter, by 5:00 p.m., Toronto time, on August 30, 2000 at which time our commitment on the terms set forth herein will expire. Notwithstanding any such timely acceptance, our commitments will terminate at noon, Toronto time, on (a) September 10, 2000 unless on or prior to such time Acquisitionco has formally commenced the Tender Offer or (b) November 30, 2000, unless, on or prior to such time, Loan Documentation satisfactory to us and our counsel has been executed and delivered by Vincor, the U.S. Borrower, Acquisitionco and us (with the date of such execution and delivery being herein referred to herein as the "Closing Date") provided however that, any term or provision hereof to the contrary notwithstanding, the four immediately preceding paragraphs shall survive any termination of our commitments pursuant to this paragraph.

Page 5
August 28, 2000

We look forward to working with you.

Yours very truly,

THE BANK OF NOVA SCOTIA

By: /s/ M. Van Otterloo
    ----------------------
Name: M. Van Otterloo
Title: Managing Director


Agreed to and accepted as of the  30th day of August, 2000

VINCOR INTERNATIONAL INC.

By:  /s/ Richard G. Jones
     ------------------------
Name:    Richard G. Jones
Title:   Executive Vice-President


By:  /s/ Bruce D. Walker
     -----------------------
Name:    Bruce D. Walker
Title:   Executive Vice President

                                                          ANNEX I to Acquisition
                                                      Facility Commitment Letter


                TERMS AND CONDITIONS OF THE ACQUISITION FACILITY

(Unless otherwise defined, terms used in this Term Sheet have the meanings ascribed thereto in the Commitment Letter)

BORROWER:               U.S. Borrower

GUARANTORS:             "Guarantor" means Vincor and each subsidiary of Vincor
                        that has previously provided a guarantee to The Bank of Nova Scotia, all subsidiaries of Vincor in connection with the Sumac Ridge and Hawthorne acquisitions, Holdco, Acquisitionco (prior to the Stage II Transaction) and
                        Newco (at all times after the Stage II Transaction). The
                        U.S. Borrower and the Guarantors are hereinafter referred to as the "Companies".

ADMINISTRATIVE          The Bank of Nova Scotia ("Administrative Agent")
AGENT:


LENDERS: The Bank of Nova Scotia and a group of financial institutions (collectively, the "Lenders") as may be acceptable to the Administrative Agent and the Borrower.

ACQUISITION             A senior, first priority secured U.S. $95,000,000
FACILITY                non-revolving term credit facility (the "Acquisition
DESCRIPTION:            Facility").

USE OF PROCEEDS:        As set out in the Commitment Letter.

ACQUISITION             U.S. $95,000,000
FACILITY
COMMITMENT
AMOUNT:

BOOKING POINT:          The Administrative Agent's San Francisco Agency

STATED MATURITY         180 days after the Closing Date at which time all
DATE FOR                outstanding amounts under the Acquisition Facility will
ACQUISITION             be due and payable.
FACILITY:

AVAILMENT OPTION        The U.S. Borrower may, at its option, obtain credit
AND INTEREST            under the Acquisition Facility as follows:
RATES:

                        (a) U.S. dollar advances as LIBOR Loans for interest periods of 1, 2, 3 or 6 months, bearing interest at LIBOR for applicable interest period plus 3.25% per annum, payable at end of interest period (but no less frequently than every 3 months) and calculated on basis of a 360-day year.

                        (b) U.S. dollar advances as Alternate Base Rate Loans, bearing interest at Alternate Base Rate plus 2.25% per annum, payable monthly in arrears.

VOLUNTARY               Outstanding credit is voluntarily prepayable under the
PREPAYMENTS:            Acquisition Facility without penalty; provided, however,
                        that breakage costs, if any, shall be for the account of the U.S. Borrower.

MANDATORY               In events customary for the type of transaction proposed
PREPAYMENTS:            including, without limitation, the following events,
                        amounts equal to:

                        2. 100% of the net proceeds of asset sales excluding sales of equipment to be replaced, obsolete equipment, sale leaseback transactions and proceeds of insurance provided they are reinvested in the business within a reasonable time period;

                        3. 100% of the net proceeds of debt issuances with the exception of purchase money obligations and capital leases subject to a maximum aggregate amount to be mutually agreed upon;

                        4.   100% of the net proceeds of equity issuances; and

                        5.   75% of annual excess cash flow;

                        shall be applied to repayment of the Acquisition Facility provided, however, that breakage costs, if any, shall be for the account of the U.S. Borrower.

SECURITY:               All debts, liabilities and obligations of the U.S.
                        Borrower under the Acquisition Facility shall be collaterally secured by a first-ranking security interest (subject to standard permitted liens) in all of the present and future property, assets and undertaking of the U.S. Borrower and an unlimited, unconditional guarantee of each Guarantor, which shall in turn be secured by a first-ranking security interest
                        (subject to standard permitted liens) in all of the present and future property, assets and undertaking of such Guarantor. The security documentation will include, without limitation, the following:

                        (a) pledge agreements of each of Vincor and Cdn. Subco which will include a pledge of their respective partnership interests in the U.S. Borrower;

                        (b) a pledge agreement of the U.S. Borrower which will include a pledge of all of the shares of Holdco;

                        (c) a pledge agreement of Holdco which will include all of the shares of Acquisitionco and, after the Stage II Transaction, Newco; and

                        (d) a pledge agreement of Acquisitionco which will include a pledge of all of the shares of Phillips acquired in the Tender Offer.

                        The aforementioned security from the Borrower and the Guarantors (other than Newco) will be granted on or prior to the date of the initial extension of credit under the Acquisition Facility. The aforementioned security from Newco will be granted immediately upon the Stage II Transaction becoming effective.

CONDITIONS              Customary for the type of transaction proposed
PRECEDENT TO            including, without limitation:
INITIAL FUNDING
UNDER ACQUISITION       1.   KPMG has provided to the Administrative Agent its
FACILITY:                    opinion, in form and substance satisfactory to the
                             Administrative Agent, as to the tax consequences of the organizational structure, the Transactions and the financing thereof.

                        2. The Administrative Agent is satisfied that the structure of the Transactions is as disclosed to it as of the date of the Commitment Letter. Any changes to such structure shall require the consent of the Administrative Agent.

                        3. Completion of formal credit, guarantee, security and other related documentation prepared by the Administrative Agent's legal counsel consistent herewith and with the Commitment Letter and the Fee Letter and otherwise satisfactory to the Administrative Agent and receipt of satisfactory legal opinions and certificates with respect thereto (including, without limitation, officer's solvency certificates) and with respect to any other matters relating to the Transactions. The aforementioned documentation will include, without limitation, (x) an inter-creditor agreement establishing the pari passu nature of the obligations and security thereof of Vincor and its subsidiaries in connection with (i) the Acquisition Facility and (ii) with the credit agreement made as of November 22, 1996 between Vincor and The Bank of Nova Scotia, as amended (the "Existing Vincor Credit Agreement") and the security therefor and
                             (y) such deeds of trust, security agreements, trademark security agreements and agreements with landlords, warehousemen and other creditors as the Administrative Agent shall require to enable the Administrative Agent to effectively enforce the security interests contemplated herein.

                        4.   The Administrative Agent shall be satisfied that:

                             (i)   Vincor, the U.S. Borrower, Holdco and
                                   Acquisitionco have complied with and are continuing to comply with all applicable securities laws, regulations and policies and all requirements of all applicable securities regulators in relation to the Transactions;

                             (ii) all necessary registrations and all steps shall have been taken to ensure that the Administrative Agent will have a first priority security interest in all of the assets, property and undertaking of the Companies (other than the assets, property and undertaking of Phillips) and all necessary lien searches have been completed in all appropriate jurisdictions, and

                             (iii) all necessary governmental and third party
                                   approvals, acknowledgments, directions and consents have been given, and all relevant laws have been complied with, in respect of all agreements and transactions referred to herein and the continuing operations of the Companies and are in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing thereof.

                        5. No material adverse change in the financial condition, operations, assets, business, or properties of Phillips or any Company since December 31, 1999.

                        6. The Administrative Agent shall have received all fees and expenses required to be paid on or before such initial extension of credit.

                        7. There shall exist no pending or threatened litigation, proceedings or investigations which (x) contest the consummation of the Transactions or (y) could reasonably be expected to have a material adverse effect on the financial condition, operations, assets business or properties of Phillips or any Company.

                        8. The Administrative Agent shall have received pro-forma opening balance sheets of Vincor, the U.S. Borrower, Holdco and Newco, on both a consolidated and unconsolidated basis, giving effect to the contemplated Transactions and reflecting the existing and proposed legal and capital structure (both debt and equity), which legal and capital structure shall be as previously disclosed to the Administrative Agent or otherwise satisfactory in all respects to the Administrative Agent.

                        9. The Administrative Agent shall have received consolidated financial statements for Phillips for each of the fiscal years ending December 31, 1996-1999.

                        10. Vincor, the U.S. Borrower, Holdco and Acquisitionco shall have entered into commitment letters (including term sheets attached thereto) and fee letters and other documentation, in form and substance satisfactory to the Administrative Agent in its sole discretion, documenting the credit facilities referred to in the attached Schedule A. The said credit facilities would, inter alia, refinance the Acquisition Facility as well as the credit facilities established by The Bank of Nova Scotia in favour of Vincor pursuant to the Existing Vincor Credit Agreement, which refinancings shall occur as soon as reasonably practicable after completion of the Transactions.

                        11. The Tender Offer shall have been completed in accordance with all applicable law for a price not exceeding U.S. $7.00 per share on or before November 30, 2000. Under the Tender Offer, Acquisitionco shall have acquired such number of shares of Phillips on a fully-diluted basis which, when combined with the shares of Phillips owned directly or indirectly by Acquisitionco or any affiliate or associate of Acquisitionco, constitute more than 90% of the issued and outstanding shares of Phillips and otherwise permit Acquisitionco and Phillips to file with the appropriate regulatory bodies on the date of such initial extension of credit all necessary and appropriate documentation required to effect the Stage II Transaction.

                        12. The Administrative Agent shall not have become aware of any information or other matter affecting the Companies, Phillips or the Transactions which is inconsistent in any materially adverse way with any information disclosed to the Administrative Agent prior to the date hereof (including, without limitation, in the draft merger agreement and the schedules thereto).

                        13. The Acquisition Facility and all other financing provided to the U.S. Borrower shall be in full compliance with all requirements of Regulations T, U and X of the Board of Governors of the U.S. Federal Reserve System.

                        14. In Scotiabank's good faith determination (in substitution for any discretion of any Company), the fulfilment of all of the conditions to Acquisitionco's obligation to take up and pay for shares under the Tender Offer which are set out in the most recent draft merger agreement provided to the Administrative Agent prior to the date hereof, which conditions shall not have been amended, waived or modified without the approval of the Administrative Agent.

                        15. The Administrative Agent shall be satisfied that, based on the assumption that the Merger has been consummated, each Company (including, without limitation, Newco) is solvent, the fair saleable value of the assets of each Company exceeds such Company's liabilities, that no Company should be unable to pay its debts as they mature and that no Company has unreasonably small capital.

                        For certainty, the U.S. Borrower shall not be entitled to avail itself of credit under the Acquisition Facility for the purposes of retiring the existing indebtedness of Phillip until the Stage II
                        Transaction has been completed and the Administrative Agent shall have a first priority security interest in all of the assets, property and undertaking of Newco.

REPRESENTATION          Customary for the type of transaction proposed.
AND WARRANTIES:

FINANCIAL               1.   Annual audited consolidated, unconsolidated and
REPORTING:                   consolidating financial statements of the U.S.
                             Borrower, Vincor and Newco within 120 days of the end of each Fiscal Year.

                        2. Quarterly unaudited consolidated, unconsolidated and consolidating financial statements of the U.S. Borrower, Vincor and Newco within 60 days of the end of each of the first three Fiscal Quarters of each Fiscal Year.

                        3. Quarterly compliance certificates within 60 days of the end of each Fiscal Quarter and 120 days of the end of each Fiscal Year.

                        4. Annual budget of the U.S. Borrower, Vincor and Newco at least 60 days prior to each Fiscal Year.

                        5. Such other information, reports and information consistent with that which is currently provided to The Bank of Nova Scotia by Vincor under the Existing Vincor Credit Agreement and otherwise as the Administrative Agent may reasonably request.

AFFIRMATIVE             Customary for the type of transaction proposed
COVENANTS:              (applicable to the Companies), including, without
                        limitation, the following:

                        Immediately after taking up and paying for shares of Phillips pursuant to the Tender Offer, Vincor shall cause Acquisitionco and Phillips to file with the Secretary of State of California all necessary and appropriate documentation required to effect the Stage II Transaction, which Stage II Transaction will be completed in substantially the manner described in a merger agreement in form and substance satisfactory to the Administrative Agent and will become effective as soon as possible and in any event no later than the business day immediately following the initial extension of credit under the Acquisition Facility. For certainty, such filing shall occur on the same day as the initial extension of credit under the Acquisition Facility. Immediately upon the Stage II Transaction becoming effective:

                        (i) all existing indebtedness of Phillips will be repaid and cancelled and releases and discharges of any security granted in connection with such existing indebtedness will be delivered (other than as may be consented to by the Administrative Agent); and

                        (ii) the U.S. Borrower shall pledge to the Lenders all of its shares of Newco; and

                        (iii) Newco will grant to the Lenders the guarantee and
                              security contemplated in the "Security" section.

NEGATIVE                Customary for the type of transaction proposed
COVENANTS:              including, without limitation, the following (applicable
                        to the Companies):

                        1. Restricting the incurrence of additional debt (except as may be agreed to by the Administrative Agent), sale leasebacks and contingent liabilities.

                        2. Restricting the declaration or payment of dividends, the return of capital and similar distributions and the payment of management or consulting fees.

                        3. Restricting the incurrence or sufferance of liens or other encumbrances.

                        4. Restricting the sale of assets or similar transfers.

                        5. Limiting the making of loans, investments or acquisitions (in a single transaction or in a series of related transactions).

                        6. Restricting mergers (other than the Stage II Transaction), consolidations and similar combinations or changes in business conduct.

                        7.   Restricting the repurchase of capital stock.

                        8.   Restrictions on transactions with affiliates.

                        9.   Limitation on capital expenditures.

                        10.  Restricting amendments to material contracts.

                        11. Limiting the aggregate fees and expenses (excluding fees payable to the Administrative Agent) relating to the Transactions to a maximum of U.S. $7,500,000.

FINANCIAL               The financial covenants set forth below (all accounting
COVENANTS:              terms to be interpreted, and all accounting
                        determinations and computations to be made, in accordance with Canadian generally accepted accounting principles):

                        (a) Maintenance of a maximum ratio of Total Debt to EBITDA (calculated on a rolling four quarters basis) to be less than equal to 5.0 to 1 for each Fiscal Quarter.

                        (b) Maintenance of a maximum ratio of EBITDA to Fixed Charges (calculated on a rolling four quarter basis) to be greater than or equal to 1.1 to 1 for each Fiscal Quarter.

                        All financial covenants shall be calculated with respect to Vincor on a consolidated basis.

EVENTS OF               Customary for the type of transaction proposed
DEFAULT:                including, without limitation, a change of control (to
                        be defined) of Vincor and cross-default to defaults under other indebtedness of any Company and its subsidiaries in the aggregate amount of Cdn $500,000.

MISCELLANEOUS:          Customary provisions to be included, together with
                        others to be reasonably specified by the Administrative
                        Agent, including, without limitation, the following:

                        1. Customary indemnity and capital adequacy provisions, including but not limited to, compensation in respect of taxes and decreased profitability resulting from capital adequacy requirements, guidelines or policies or their interpretation or application, and any other customary yield and increased costs protection deemed necessary by the Lenders to provide customary protection.

                        2. The Lenders will be permitted to assign and participate their rights under the Loan Documentation. Participation shall be without restrictions. Each Lender's entitlement to benefits with regard to increased costs, capital adequacy, etc. will be calculated without regard to its participants.

                        3. Indemnification of the Administrative Agent, each Lender and each of their respective affiliates, directors, officers, agents and employees (collectively, the "Indemnified Parties") from and against any losses, claims, damages, liabilities or other fees or expenses as set forth in Annex II to the Commitment Letter.

                        4. The Borrower will pay the reasonable fees and out-of-pocket expenses of the Administrative Agent's legal counsel.

                        5. Loan Documentation to be governed by the laws of the State of California or such other state law as the Administrative Agent may reasonably stipulate and the laws of the United States applicable therein.

                        6. Majority Lenders will constitute those Lenders representing at least 66 2/3% of the total outstanding loans or commitments, as the case may be.

This Term Sheet is intended as an outline only and does not purport to summarize all of the terms, conditions, covenants, representations, warranties and other provisions which would be contained in the definitive Loan Documentation. The Bank of Nova Scotia's commitment will be subject to negotiation and execution of definitive Loan Documentation in form and substance satisfactory to The Bank of Nova Scotia, the Lenders and their counsel.

                                                         ANNEX II to Acquisition
                                                      Facility Commitment Letter

                           INDEMNIFICATION PROVISIONS

(Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the commitment letter (the "Commitment Letter") and the term sheet (the "Term Sheet") to which this Annex II is attached.)

Vincor shall be responsible for all reasonable fees and expenses of legal counsel to the Administrative Agent arising in connection with the negotiation, preparation, execution and delivery of the Commitment Letter, the Fee Letter and the definitive Loan Documentation and the syndication of the Acquisition Facility, and shall be obligated to pay such fees and expenses whether or not definitive Loan Documentation is executed or delivered. The provisions of such indemnification will survive any termination of our commitments hereunder.

In addition, Vincor hereby indemnifies and holds harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). "INDEMNIFIED PARTY" shall mean the Administrative Agent, each Lender, each affiliate of any of the foregoing and the respective directors, officers, agents and employees of each of the foregoing. "LIABILITIES" shall mean any and all losses, claims, damages, liabilities or other costs or expenses to which an Indemnified Party may become subject which arise out of or relate to or result from the Transactions or otherwise from any extension of credit by the Lenders to the U.S. Borrower under the Acquisition Facility or any action or proceeding related to any of the foregoing other than those relating to such Indemnified Party's wilful misconduct or gross negligence, but shall not include loss of profit, loss of income or revenue or loss of business opportunity. In addition to the foregoing, Vincor agrees to reimburse each Indemnified Party for all reasonable legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).

                                   SCHEDULE A
                              TRANSACTION OVERVIEW

This Transaction Overview represents an outline of the basis on which The Bank of Nova Scotia is prepared to establish Credit Facilities in favour of the Borrowers. It is not necessarily exhaustive as to the terms and conditions which will govern this financing and negotiation is required to finalize the transactions being contemplated. For certainty, the Borrowers will be required to enter into commitment letters (including term sheets) and fee letters and other documentation, in form and substance satisfactory to the Administrative Agent in its sole discretion, documenting the credit facilities referred to herein on or before August 26, 2000.

LENDER:             The Bank of Nova Scotia  ("Scotia Capital")

BORROWERS:          Vincor International Inc. ("Vincor") and R.H.
                    Phillips Inc. or Holdco to be designated ("Phillips")

FACILITIES:         1. REVOLVING TERM FACILITY

                    Borrower:      Vincor

                    Amount:        C/USeq. $35,000,000

                    Term:          364 days

                    Purpose:       General corporate requirements.

                    Repayment:     Bullet payment at maturity.

                    2. NON-REVOLVING TERM FACILITY

                    Borrower:      Vincor

                    Amount:        C/USeq. $63,000,000

                    Term:          6 years

                    Purpose:       Refinance existing debt.

                    Repayment:     Year 1:   0%
                                   Year 2:   5.0%      (1.25% per Quarter)


                                   Year 3:   5.0%      (1.25% per Quarter)
                                   Year 4:   12.5%     (3.125% per Quarter)
                                   Year 5:   17.5%     (4.375% per Quarter)
                                   Year 6:   20.0%     (5.00% per Quarter) + 40% Bullet


                                   Subject to a mandatory cash flow sweep of 75% of Excess
                                   Cash Flow. "Excess Cash Flow" shall mean with respect
                                   to any fiscal year of the Borrower on a consolidated
                                   basis, EBITDA less the aggregate of (i) capital
                                   expenditures (ii) cash tax expenses, (iii) interest
                                   charges and (iv) scheduled principal repayments.

                    3. NON-REVOLVING TERM BRIDGE FACILITY ("BRIDGE LOAN")

                    Borrower:      Vincor

                    Amount:        C/USeq. $35,000,000

                    Term:          30 months

                    Purpose:       Bridge facility to subordinated debt and/or equity
                                   issuance.

                    Repayment:     Bullet payment at maturity, which if unpaid, converts
                                   to 4.5 year Exchange Notes.


                    SEE APPENDIX B FOR FURTHER DETAILS

                    4. INTENTIONALLY LEFT BLANK



                    5. NON-REVOLVING TERM FACILITY ("TENDER FACILITY")

                    Borrower:      Phillips


                    Amount:        US $95,000,000

                    Term:          6 years

                    Purpose:       For acquisition of R.H. Phillips Inc.

                    Repayment:     Year 1:   0%
                                   Year 2:   5.0%      (1.25% per Quarter)
                                   Year 3:   5.0%      (1.25% per Quarter)
                                   Year 4:   12.5%     (3.125% per Quarter)
                                   Year 5:   17.5%     (4.375% per Quarter)
                                   Year 6:   20.0%     (5.00% per Quarter) + 40% Bullet
                                   Subject to a mandatory cash flow sweep of 75% of Excess
                                   Cash Flow.

FEES:          As previously discussed.

PRICING:

                                                            --------------------------------------------------------
                                                                           FAC 1                  FAC 2, 5
                                                                           -----                  --------
          Total Senior                                      Standby   Prime+    B/A+      L/C       Prime+    B/A+
          Funded Debt to                                    Fee       ABR+      LIBOR+    Fee       ABR+      LIBOR+
Level     EBITDA                                            (bps)     (bps)     (bps)               (bps)     (bps)
     1    3.75 LESS THAN X LESS THAN OR EQUAL 4.00          50.0      200.0     300.0     200.0     225.0     325.0
     2    3.50 LESS THAN X LESS THAN OR EQUAL 3.75          50.0      162.5     262.5     162.5     187.5     287.5
     3    3.00 LESS THAN X LESS THAN OR EQUAL 3.50          37.5      137.5     237.5     137.5     162.5     262.5
     4    2.50 LESS THAN X LESS THAN OR EQUAL 3.00          25.0       75.0     175.0      75.0     100.0     200.0
     5                     LESS THAN OR EQUAL 2.50          25.0       50.0     150.0      50.0      75.0     175.0
                                                            --------------------------------------------------------

     SEE APPENDIX B FOR FACILITY 3.


SECURITY:      First ranking priority security on all consolidated assets of
               Vincor, Phillips and subsidiaries.

GUARANTEES:    Unconditional upstream and downstream guarantees between Vincor,
               Phillips and all material subsidiaries.

FINANCIAL COVENANTS:

                    Senior Debt:   EBITDA              LESS THAN OR EQUAL 4.00 from closing to 2001
                                                       LESS THAN OR EQUAL 3.75 in 2002
                                                       LESS THAN OR EQUAL 3.50 in 2003
                                                       LESS THAN OR EQUAL 2.50 thereafter

                    Fixed Charge Coverage              GREATER THAN OR EQUAL 1.10 from closing to 2002
                                                       GREATER THAN OR EQUAL 1.25 thereafter

                    Total Debt:    EBITDA              LESS THAN OR EQUAL 5.00 from closing - 2002
                                                       LESS THAN OR EQUAL 4.00 thereafter

OTHER COVENANTS:    Standard for facilities of this nature, including, but not limited to negative pledge, cross default, limitation on additional indebtedness, asset sales, dividends, restricted payments, acquisitions, and financial assistance.

CASH FLOW SWEEP:    Subject to a mandatory cash flow sweep of 75% of Excess
                    Cash Flow.


MANDATORY PREPAYMENT:

                    100% of equity proceeds;
                    100% of debt proceeds;
                    100% of asset sale proceeds;

It is understood that further negotiations will be required to finalize the transaction being described in this Transaction Overview and the final terms and conditions of the Credit Facility will be contained in the Credit Agreement. Scotia Capital, as part of its underwriting mandate, reserves the right to restructure by amending the price, terms and tenor of the Credit Facilities until Scotia Capital reaches its target hold level.


                                   APPENDIX A

                      FACILITIES AND SOURCE / USE OVERVIEW

C$mm's

         SOURCES / PROPOSED FAC'S                                USES/RETIRED FAC'S
         ------------------------                                ------------------
R/T ($35mm Available)(Fac 1)(a)         Undrawn        R/T (C$75mm Available)         67.0     Drawn


                N/R (Fac. 2)(b)          63.0                             N/R         21.1

         N/R Bridge (Fac. 3)(c)          35.0                             N/R          9.9
                                        -----                                        -----

                      Sub-total          98.0                       Sub-total         98.0

                       PHILLIPS                                                  C$(@1.49)     US$eq
                N/R (Fac. 5)(d)         142.0                  Share Purchase         79.0      53.0

                                                                 Debt Assumed         52.7      35.4

                                                    Transaction & other costs         10.3       7.0

                      Sub-total         142.0                       Sub-total        142.0
                                        -----                                        -----

 Total Sources (incl. Sub-debt)         240.0       Total Uses (Consolidated)        240.0


Note:     Funded Sr. Bank Debt = (b) + (d) = C/USeq. $205.0mm
          Committed Sr. Bank Debt = (a) + (b) + (d) = C/USeq. $240.0mm Total Committed Debt = (a) + (b) + (c) + (d) = C/USeq. $275.0mm

                                   APPENDIX B

PRICING DETAIL FOR FACILITY 3)

BRIDGE LOAN:

B/A + 450 bps at closing, 50bps increase for each quarter (90 days), with a 50bps increase in Q2 to be deferred until the following period. Proposed pricing schedule as follows:

                    No. of Months after Closing               Margin, BA+ (bps)
                    ---------------------------               -----------------
                                 First 3 months                       450
                                Second 3 months                       450
                                 Third 3 months                       550
                                Fourth 3 months                       600
                                 Fifth 3 months                       650
                  Sixth 3 months and thereafter                       700


     Exchange fees payable when converts to Exchange Notes: As previously discussed.

EXCHANGE NOTES:

HIGHER OF a) BRIDGE LOAN RATE AT EXCHANGE + 50 BPS, OR b) GOC + 750.

CASH CAP: 13.5%
TOTAL CAP:15.5%

WARRANTS:

As previously discussed.